EXHIBIT 10.29

April 12, 2007
Andrew Miclot
1625 S Meadow Dr.
Warsaw, IN 46580

Dear Andy:

This letter will confirm the Agreement between you and Symmetry Medical Inc. (the “Company”) as follows:

1)                                      Separation from the Company: By signing this agreement you acknowledge that your separation from the Company is effective April 12, 2007 (the “Separation Date”). As of the Separation Date, you are no longer required to fulfill any of the duties and responsibilities associated with your positions at the Company and its subsidiaries. By April 30th, 2007, the Company agrees to make a lump sum payment to you in the amount of thirteen weeks of your base pay, so long as you do not revoke this agreement as provided for below.

2)                                      Membership: After December 31, 2007 the Company will no longer pay for your Country Club Membership.

3)                                      Company Car: You may keep your company car for six months following the Separation Date or until you become employed by another company that provides you with a company car, whichever occurs first. At that time you can turn it in to the Company or take over the lease. You may keep your cell phone number, e-mail address, blackberry and laptop until May 2, 2007.

4)                                      Stock:

a.                                       Restricted Stock: You currently own 12,000 shares of performance based restricted stock which you have been awarded, pursuant to certain Restricted Stock Agreements, dated as of May 16, 2005 and July 7, 2006 between you and the Company (the “Restricted Stock Agreements”), of which zero shares are currently vested. These shares have a performance based vesting schedule with cliff vesting at the end of December 2008. The Company agrees that you may keep the Restricted Stock for the life of the restricted stock per the Restricted Stock Agreement and that the board has waived clause #5 relating to forfeiting the shares if you are no longer an employee in either consideration for the terms described in 7, 8) c. and 9) below.

b.                                      Options. You currently own 6,517 stock options to that certain Stock Option Agreement, date as of July 29, 2003 between you and the Company (the “Stock Option Agreement”), of which 100% of the shares are currently vested. The Company agrees that you may keep these vested Options for the life of the Options and that the Board of Directors has waived clause #5 (a) relating to forfeiting or selling the shares within 30 days of your departure in consideration for the terms described in 7, 8(c) and 9 below.

5)                                      Out-Placement: The Company offers out-placement services.

6)                                      Benefits: Beginning on the Separation Date, you will be eligible to participate under the Company’s medical plan for eighteen months pursuant to COBRA and the Company will be responsible for all costs associated with such coverage through October 2, 2008. After which time if you choose to

200 West Market Street • Warsaw, IN 46580, USA •T:+1.574.268.2252 •F:+1.574.267.4551

•www.symmetrymedical.com

Continue with COBRA you will be responsible for all costs of coverage. In the event that you become employed by another company that provides benefits your COBRA coverage will end.

7)                                      Release by You:

a.                                       You (for self, your heirs, assigns or executors) release and forever discharge the Company, any of its affiliates, and its directors, officers, agents and employees from any and all claims, suits demands, causes of action, contracts, covenants obligations, debts, costs, expenses, attorney’s fees, liabilities of whatever kind or nature in law or equity, by statue or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date this letter agreement becomes effective and enforceable (“Claims”) of any kind, which relate in any way to your employment with the Company or the termination of that employment except those arising out of the performance of this letter agreement. Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state or federal law or ordinance, including without limitation, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990l and the Age Discrimination in Employment Act of 1967, as amended. You further acknowledge that except as set forth in this letter agreement, you are not entitled to any other salary, bonus, severance, reimbursement of any kind, benefit or expectation of remuneration or other monies from the Company or any of its affiliates.

b.                                      In signing this Release you acknowledge that you intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver the Company would not make the Severance Payments described in paragraph one and four. You further agree that in the event you seek to recover against the Company in any Claim brought by a governmental agency on your behalf, this release shall serve as a complete defense to such Claims.

c.                                       By signing this letter agreement, you acknowledge that you:

i.                                          have been given thirty days after receipt of this letter agreement within which to consider it;

ii.                                       have carefully read and fully understand all of the provisions of this letter agreement;

iii.                                    knowingly and voluntarily agree to all of the terms set forth in this agreement;

iv.                                   knowingly and voluntarily agree to be legally bound by this letter agreement;

v.                                      have been advised and encouraged in writing (via this agreement) to consult with an attorney prior to signing this letter agreement;

vi.                                   understand that this letter agreement, including the Release, shall not become effective and enforceable until the eighth day following execution of this letter agreement, and that at any time prior to the effective day you can revoke this letter agreement;

vii.                                understand you may revoke this Letter Agreement within seven (7) days by providing written notice to Anthony M. Stites, 215 East Berry Street, Fort Wayne, Indiana 46802.

8)                                      Additional Agreement:

a.                                       You also agree not to disparage the Company, or its past and present investors, directors, officers, other affiliates or employees, and to keep all confidential and propriety information about the past and present business affairs of the Company confidential unless a prior written release from the Company is obtained.

b.                                      You further agree that as of the date hereof, you have returned to the Company any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time, including but not limited to company provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manual files, documents, records, software, customer data base or other. This does not include any exceptions stated in this letter to the above.

c.                                       You also agree for the period from April 11, 2007 until December 31, 2008, that you will serve as a consultant to the Company and to make yourself available as requested and necessary to a reasonable amount of questions from the Company related to your prior position and/or questions about the orthopedic industry. You agree to this until December 31, 2008 to consult on matters related to your prior position, the Company or the orthopedic industry.

9)                                      Confidential Information: You agree to keep confidential all confidential information and trade secrets of the Company and to refrain from disclosing any confidential information and/or trade secrets without written permission of the President and CEO of the Company.

10)                                Non-compete: In further consideration to the amount to be paid to you hereunder, you hereby agree until December 31, 2008 to not engage directly or indirectly in the same or substantially similar business in which the Company or any of its affiliates engages as of the Separation Date anywhere within the markets in which the Company or its affiliates operates. However, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely be reason thereof in any of its businesses. Further, not withstanding the language of this section, you may accept employment with a customer or potential customer of the Company. The Company shall have the right and remedy to have the provision of paragraph 8 specifically enforced, including by temporary and/or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. If any of the covenants contained in paragraph 8 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the authority to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. The length of this non-competition period shall be extended day for day for any time period that you are in violation of any of these restrictions.

11)                                Confidentiality of the Letter Agreement: The contents of this letter agreement, including but not limited to its financial terms, are strictly confidential. By signing this agreement you agree and represent that you will maintain the confidential nature of the agreement, except (a) to legal counsel, tax and financial planners, and immediate family who agree to keep it confidential; (b) as otherwise required by law, in which case you shall notify the Company in writing in advance of the disclosure; and (c) as necessary to enforce this letter agreement.  The Company agrees that it will keep the contents of this letter agreement confidential, except (a) to its executive staff and governing bodies, as necessary or appropriate, and its outside counsel and auditors; (b) as otherwise required by law including, but not limited to, requirements of the Securities and Exchange Commission and the New York Stock Exchange; and (c) as necessary to enforce this letter agreement.

12)                                No Transfer or Assignment: You and the Company agree that no interest or right you have or any of your beneficiaries has to receive payment or to receive benefits under this agreement shall be subject in any manner to sale, transfers assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims, against you or your beneficiary, including for alimony, except to the extent required by law.

13)                                No Admissions: This letter agreement shall not be construed as an admission of any wrongdoing either by the Company or, its affiliates, or its officers, agents and employees.

14)                                Complete Agreement Amendment: This letter agreement contains the entire agreement between you and the Company with respect to the terms of your separation from the Company and its subsidiaries. No part of this letter agreement may be amended or modified except in writing, executed by both you and the Company.

15)                                Governing Law: This letter agreement shall be interpreted in accordance with the laws of the State of Indiana. Whenever possible each provision of this letter agreement shall be interpreted in a manner as to be effective and valid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this letter agreement.

16)                                Counterparts. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17)                                Further Assurance: You hereby agree to execute, acknowledge and deliver to the Company any further documents reasonable requested by the Company to effectuate your separation from the Company and each of its subsidiaries as an officer, director, or otherwise.

Please indicate your agreement by signing this letter and returning it to me.

Very truly yours,

	By:	/s/ Brian S. Moore
Brian S. Moore
CEO Symmetry Medical Inc.
AGREED AND ACCEPTED
The 12th of April, 2007

/s/ Andrew J. Miclot
Andrew J. Miclot

200 West Market Street • Warsaw, IN 46580, USA •T:+1.574.268.2252 •F:+1.574.267.4551

•www.symmetrymedical.com